UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934
Date of report (date of earliest event reported): April 28, 2014

LGI HOMES, INC. (Exact name of registrant as specified in its charter)

Delaware	001-36126	46-3088013
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

1450 Lake Robbins Drive, Suite 430, The Woodlands, Texas	77380
(Address of principal executive offices)	(Zip Code)
(281) 362-8998
(Registrant’s Telephone Number, Including Area Code)

N/A
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions ( see General Instructions A.2. below):
☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01    Entry into a Material Definitive Agreement.
On April 28, 2014, LGI Homes, Inc. (the “Company”) and each of its subsidiaries (together, the “Borrowers”) entered into a Credit Agreement with a syndication of lenders (together, the “Lenders”) and Texas Capital Bank, National Association, as administrative agent and letter of credit issuer (the “Credit Agreement”).

The Credit Agreement provides for a $135.0 million senior secured revolving credit facility, which can be increased to $200.0 million by request of the Company, subject to certain criteria. The revolving credit facility matures on April 28, 2017. Borrowings under the revolving credit facility are limited to the borrowing base, which is determined based on the loan value of the pool of collateral in which the Lenders have a security interest. The Borrowers may add houses, vacant lots, land and acquisition and development projects to its pool of collateral through April 28, 2015. Subsequent to this date and through April 28, 2016, advances will continue to be made for assets previously included in the pool of collateral as they move into higher funding categories. The loan value of pre-sold house, model houses, speculative houses, vacant lots, land and acquisition and development projects is based on formulas with respect to each of those categories of collateral; the loan value of the collateral decreases based on the amount of time such collateral is in the borrowing base. Pre-sold houses may remain in the borrowing base for up to one year. Speculative homes may remain in the borrowing base for up to 18 months. Vacant lots, land, and acquisition and development projects may remain in the borrowing base for up to three years.

The Credit Agreement includes financial covenants that will generally be tested on a quarterly basis. The Credit Agreement requires the Borrowers to maintain for each four fiscal quarter period, a ratio of EBITDA to any debt service payments of at least 3.0 to 1.0. In addition, the Credit Agreement requires the Borrowers to (i) not exceed a debt to capitalization ratio of 0.50 to 1.0, (ii) maintain a leverage ratio of not more than 1:25 to 1.0, (iii) maintain liquidity in excess of $23.0 million, (iv) maintain a ratio of value of all land, lots, and acquisition and development projects to net worth of not more than 1:25 to 1.0, (v) maintain a net worth of not less than the sum of $145.0 million plus the net proceeds of any issuance of equity interests by the Borrowers plus 50% of the net income of the Company and its subsidiaries, on a consolidated basis, and (vi) not suffer net losses in more than two consecutive calendar quarters. The Credit Agreement prohibits the Borrowers from owning more houses (whether completed or under construction) than were conveyed to independent third-party purchasers in the preceding 150-day period.

In addition, the Credit Agreement contains various covenants that, among other restrictions, limit the Borrowers’ ability to (i) create, issue, incur or assume indebtedness, (ii) dispose of houses, lots and land outside the ordinary course of business, (iii) incur, create, assume or permit to exist any lien upon any of its property other than permitted liens, and (iv) merge, consolidate or acquire all or substantially all of the assets of any person other than the Company or another Borrower. In addition, the Company is prohibited from allowing any subsidiary from owning or acquiring mortgaged property unless the subsidiary is a Borrower or becomes a Borrower by entering into a Joinder Agreement.

The Credit Agreement contains various events of default including (i)(a) any material deviation in construction of house or acquisition and development project from the plans and specifications and governmental requirements described in the Credit Agreement (b) the appearance or use of defective workmanship or materials in constructing any house or acquisition and development project (c) the cessation of construction or sale of any house or lot for a continuous period of more than 15 days, subject to certain exceptions, (d) any prohibition, enjoinment or delay for a continuous period of more than 30 days of the construction or sale of any house or lot under the Credit Agreement and (e) the curtailment of utilities or other public services necessary for the utilization of mortgaged property for a continuous period of more than 30 days, in each case, subject to cure periods or curing such default by paying the appropriate partial release price for the affected collateral and removing such affected collateral from the borrowing base and (ii) other customary events of default.

If any default occurs under the Credit Agreement, the Borrowers may be unable to borrow funds under the Credit Agreement. In addition, upon the occurrence of any event of default, the Lenders may, at their sole option, declare all sums owing to the Lenders under the Credit Agreement immediately due and payable.

The description set forth above is qualified in its entirety by reference to the Credit Agreement, a copy of which is filed as Exhibit 10.1 to this Current Report on Form 8-K (this “Current Report”) and incorporated herein by reference.

Item 1.02.    Termination of a Material Definitive Agreement.

In connection with the entry into the Credit Agreement, the Company and certain of its subsidiaries terminated that certain Second Amended and Restated Loan Agreement with Texas Capital Bank, National Association.

Item 2.03.    Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement a Registrant.

The information provided in Item 1.01 of this Current Report is incorporated herein by reference.

Item 9.01.    Financial Statements and Exhibits.

(d)	Exhibits.

EXHIBIT NUMBER	DESCRIPTION
10.1
Credit Agreement, dated as of April 28, 2014, by and between LGI Homes, Inc. and each of its subsidiaries, the lenders from time to time party thereto and Texas Capital Bank, National Association, as administrative agent and letter of credit issuer.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: May 1, 2014

LGI HOMES, INC.

By: /s/ Eric T. Lipar
    Eric T. Lipar
    Chief Executive Officer and Chairman of the Board

INDEX TO EXHIBITS

EXHIBIT NUMBER	DESCRIPTION
10.1
Credit Agreement, dated as of April 28, 2014, by and between LGI Homes, Inc. and each of its subsidiaries, the lenders from time to time party thereto and Texas Capital Bank, National Association, as administrative agent and letter of credit issuer.